Exhibit 99.1

April 3, 2020

An Open Letter To Booz Allen Hamilton’s Stakeholders

Dear Booz Allen clients, investors and friends,

I hope this note finds you and your families safe and in good health. Two months ago, I would not have thought to write you an open letter, but a lot has changed since then. Around the world, institutions, communities, families and individuals are under enormous strain due to the COVID-19 pandemic. So I thought it was important to share with you directly how Booz Allen has responded to this crisis.

Beginning in early February, we mounted a coordinated response to the coronavirus outbreak. Our three priorities have been: protecting the health of our people, their families and their communities; supporting the critical needs of our government and commercial clients; and ensuring the firm’s institutional and financial resilience.

This week we took important new steps to empower our people to continue serving our clients during this crisis. These new initiatives will be financed by reprioritizing $100 million in planned spending and investment. The budget reallocation includes items such as the elimination of many events and a variety of other overhead expenses, as well as a hiring freeze in non-billable departments.

Among the actions we have taken are these:

▪	A commitment to no layoffs, furloughs, or reduced work hours or pay for employees in good standing through at least July 1

▪	Emergency paid time off for those who become ill from coronavirus or have unexpected dependent care needs due to the pandemic

▪	An additional contribution to employee Flexible Spending Accounts for dependent-care expenses

▪	An infusion of $5 million of support for the Booz Allen Employee Resilience Fund, which will provide grants to employees facing financial hardships due to the pandemic

In addition to providing these benefits to support our more than 27,000 employees, in partnership with the independent Booz Allen Foundation, we have made a commitment of at least $10 million in assistance to our communities. The firm and the Foundation will provide assistance in cash donations, grants, volunteer hours, pro bono work and technology to help military families, veterans, frontline healthcare workers, and those most vulnerable to the virus, including the elderly and homeless.

At a time of extreme uncertainty, we believe these actions are both the right thing to do and good business. By relieving our people of at least some of the anxiety and challenges they face daily, we empower them to channel their energy towards supporting our clients, who in turn face their own unprecedented challenges. It’s what our people, our clients and our nation want and deserve. And it is a reflection of our purpose and values-centered culture.

An Open Letter to Booz Allen Hamilton’s Stakeholders

April 3, 2020

Thank you for your support now and always. In our 106-year history, our firm—along with our nation—has been through two World Wars, a Great Depression, a Cold War, terrorism on our soil, and countless other crises. Because of your confidence in us, the people of Booz Allen now stand ready to help our clients, communities, and nation face this exceptional challenge. We are in it together. And we are proud to do our part.

With warm regards and gratitude,

Horacio Rozanski

President & Chief Executive Officer

BOOZ ALLEN HAMILTON

[Note: See our press release on BoozAllen.com for more details.]